                                                                  EXHIBIT 10.33

[CISCO SYSTEMS LOGO APPEARS HERE]

                        PURCHASE AND LICENSE AGREEMENT

   This Purchase and License Agreement (the "Agreement") by and between Cisco Systems Inc., a California corporation having a place of business at 170 West Tasman Drive, San Jose, California 95134 ("Cisco"), and Convergent Communications Services, Inc., a Colorado corporation, with offices at 400 Inverness Drive South, Suite 400, Englewood, CO 80112 ("Customer") is entered into as of the date last written below (the "Effective Date").

   This Agreement consists of this signature page and the following attachments that are incorporated in this Agreement by this reference:

        1.  Purchase and License Agreement Terms and Conditions


   2.    ATTACHMENT I: Telecommunications Service Provider Provisions
                       a)  EXHIBIT A:       Territory
                       b)  EXHIBIT B:       Discount Schedule
                       c)  EXHIBIT C:       Support

d) EXHIBIT D:          List of Affiliates

e) EXHIBIT E:          Network Deployment


   3.    ATTACHMENT II: System Integrator Provisions
                       a)  EXHIBIT A:       Customer Profile
                       b)  EXHIBIT B:       Discount Schedule
                       c)  EXHIBIT C:       Customer's Reporting Requirements
                       d)  EXHIBIT D:       Support



4. ATTACHMENT III:     Software License Agreement


   This Agreement is the complete agreement between the parties hereto concerning the subject matter of this Agreement and replaces any prior oral or written communications between the parties. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. This Agreement may only be modified by a written document executed by the parties hereto. Any orders accepted or Products delivered by Cisco after the date of this Agreement is signed by Customer but before the Effective Date, shall upon the Effective Date be deemed covered by the provisions of this Agreement, except for any deviations in price.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed. Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Agreement.

                                         Cisco Systems, Inc. ("Cisco")
   ---------------------------------
   ("Customer")

   ---------------------------------     ---------------------------------
   Authorized Signature                  Authorized Signature

   ---------------------------------     ---------------------------------
   Name                                  Name

   ---------------------------------     ---------------------------------
   Date                                  Date

                        PURCHASE AND LICENSE AGREEMENT

                             TERMS AND CONDITIONS

  1.  Definitions.

  Access Products are those Products listed as part of the Access family of
  ---------------
  Products in Cisco's then-current product catalogue.

  Added Value is the non-Cisco component portion of Customer's total solution
  -----------
  which Customer provides to End User pursuant to the provisions of Attachment
  III.  Providing financing options is not considered Added Value.

  Affiliates are the entities listed on Exhibit D to Attachment I of this
  ----------
  Agreement of which at least 50.1% of the voting power is owned by Customer.

  Cisco Certified Internetworking Engineer ("CCIE") is the status granted to
  -------------------------------------------------
  Customer employees who successfully complete the then-current CCIE Program offered by Cisco.

  CCO is Cisco's suite of on-line services and information.
  ---

  Documentation  is the Cisco documentation made available in hard copy or in
  -------------
  electronic form with the Products or otherwise under this Agreement.

  End User is the entity to which Customer sells and licenses Products for such
  ---------
  entity's own internal use in conjunction with a) Customer's Network Services or to which Customer provides telecommunications services through use of the Products pursuant to the provisions of Attachment I, or b) with Added Value, pursuant to the provisions of Attachment II .

  Hardware  is the tangible product made available to Customer.
  --------

  Network Services  are the services offered by Customer which may include the
  ----------------
  following: access to the Internet and voice and data transmission, and value-added telecommunications services related to such transmission, including managed network services whereby Customer manages network elements belonging to End Users in conjunction with telecommunications services provided to End Users by Customer.

  Price List is Cisco's published global price list.
  ----------

  Product is Hardware and/or Software.
  -------

  Purchase Order is a written or electronic order from Customer to Cisco for
  --------------
  Hardware, Software or services to be purchased, licensed or provided under this Agreement.

  Sales Expert is the status granted to Customer employees who successfully
  ------------
  complete the then-current Sales Expert training curriculum offered by Cisco.

  Software is the machine readable (object code) version of the computer
  --------
  programs listed from time to time on the Price List and made available by Cisco for license by Customer, and any copies, updates to, or upgrades thereof.

  Switching Products are those Products listed as part of the switching family
  ------------------
  of Products in Cisco's then-current product catalogue.

  Territory is comprised of: (i) for Network Services activities of Customer,
  ---------
  those regions or countries listed in Attachment I hereto; (ii) for Added Value activities of Customer, those regions or countries listed in Attachment II hereto; and (iii) for internal business use of Customer, those regions or countries listed in an Attachment which has not expired or terminated.


  2.  Scope.

  2.1 This Agreement sets forth the terms and conditions for Customer's purchase of Hardware and license of Software solely for:

  A.  Customer's Internal Business Use.

      Customer may purchase the Products listed in Cisco's then-current Price List for its internal business use in the Territory.

  B.  Network Services Provisioning and Commercial Resale.

      Cisco grants Customer a non-exclusive, nontransferable right to purchase Products pursuant to the provisions of Attachment I in association with its Network Services activities.

  C.  Commercial Integration And Resale.

  Cisco grants Customer a non-exclusive, nontransferable right to purchase Products pursuant to the provisions of Attachment II in association with its Added Value activities


  3.  Multinational Deployment Policy.

  Unless mutually agreed in writing by the parties, Customer shall procure equipment for deployment outside of the Territory only in accordance with Cisco's then-current multinational deployment policies and procedures.


  4.  Prices.

  4.1 Prices for Products shall be those specified in Cisco's then-current Price List less the applicable discounts specified in Exhibit B to Attachment I and Exhibit B to Attachment II of this Agreement. All prices are F.O.B. (for international shipments, FCA per INCOTERMS 1990) Cisco's San Jose site. Cisco may change prices for the Products at any time by issuance of a revised Price List (including via electronic posting) or other announcement of price change. Purchase Orders received before the date of the announcement of price changes, and those received within thirty (30) days thereafter which specify a delivery date within ninety (90) days of the date of announcement, will be invoiced to Customer without regard to the price change, provided however, price decreases will be effective for all Purchase Orders accepted by Cisco after the date of issuance or announcement of revised prices.

  4.2 Customer is free to determine its resale prices unilaterally. Customer understands that neither Cisco nor any employee or representative of Cisco may give any special treatment (favorable or unfavorable) to Customer as a result of Customer's selection of resale prices. No employee or representative of Cisco or anyone else has any authority to determine what Customer's resale prices for the Products must be or to inhibit in any way Customer's pricing discretion with respect to the Products.

  4.3 All stated prices are exclusive of any taxes, fees and duties or other amounts, however designated, and including without limitation value added and withholding taxes which are levied or based upon such charges, or upon this Agreement. Any taxes related to Products purchased or licensed pursuant to this Agreement shall be paid by Customer or Customer shall present an exemption certificate acceptable to the taxing authorities. Applicable taxes shall be billed as a separate item on the invoice, to the extent possible.


  5.  Orders.

  5.1 Customer shall purchase Products by issuing a written or electronic Purchase Order signed (or sent in the case of an electronic order) by an authorized representative, indicating specific Products, quantity, price, total purchase price, shipping instructions, requested delivery dates, bill-to and ship-to addresses, tax exempt certifications, if applicable, to which Attachment (I or II) the Purchase Order is subject, and any other special instructions. Any contingencies contained on such Purchase Order are not binding upon Cisco. The terms and conditions of this Agreement prevail regardless of any conflicting terms on the Purchase Order or other correspondence. All Purchase Orders are subject to approval and acceptance by the Cisco customer service order administration office of the Cisco entity which shall supply the Products, and no other office is authorized to accept orders on behalf of Cisco. Cisco shall use commercially reasonable efforts to provide information regarding acceptance or rejection of such orders within ten (10) days from receipt thereof.

  5.2 Customer has the right to defer Product shipment for no more than thirty
  (30) days from the scheduled shipping date, provided written notice is received by Cisco at least ten (10) days before the originally scheduled shipping date. Cancelled orders, rescheduled deliveries or Product configuration changes made by Customer within ten (10) days of the original shipping date will be subject to (a) acceptance by Cisco, and (b) a charge of fifteen percent (15%) of the total invoice amount. Cisco reserves the right to reschedule delivery in cases of configuration changes made within ten (10) days of scheduled shipment.


  6.  Shipping and Delivery.

  6.1 Shipping dates will be established by Cisco upon acceptance of Purchase Orders from Customer. Shipping dates will be assigned as close as practicable to the Customer's requested date based on Cisco's then-current lead times for the Products. Cisco will use commercially reasonable efforts to notify Customer, which may be through electronic posting on CCO, of the scheduled shipping date within ten (10) working days after receipt of order. Unless given written instruction by Customer, Cisco shall select the carrier.

  6.2 Shipping terms are FOB Origin, (FCA per INCOTERMS 1990 for international shipments) at Cisco's site, San Jose, California. Title and risk of loss shall pass from Cisco to Customer upon delivery to the common carrier or Customer's representative at the FOB point. Delivery shall be deemed made upon transfer of possession to the carrier. Customer shall be responsible for all freight, handling and insurance charges. In no event shall Cisco have any liability in connection with shipment, nor shall the carrier be deemed to be an agent of Cisco. Cisco shall not be liable for damage or penalty for delay in delivery or for failure to give notice of any delay.

  6.3 If Cisco fails to ship the Products within thirty (30) days after the scheduled shipment date, Customer may cancel its Purchase Order with respect to such delayed Products. Such cancellation shall be Customer's sole remedy in case of delayed delivery. Upon request of Customer, Cisco shall include Customer in any prioritization program for deliveries as determined in Cisco's discretion.

  6.4 During the term of this Agreement, Cisco may make the Products which are to be supplied outside of the United States available for order in and delivery from an alternate central location and/or a Cisco affiliate, if it chooses. In the event that Cisco does so, Customer will order the Products according to the procedures set forth at the time such delivery becomes available. At such time, orders in conformance with Cisco's policies will be shipped according to the availability and expedited lead-times described in the procedures. Cisco shall have the right to change delivery terms and include additional charges, if any, at the time such alternate order and delivery process is implemented by Cisco.

  7.  Payment.

  Upon and subject to credit approval by Cisco, payment terms shall be net thirty (30) days from shipping date. All payments shall be made in U.S. currency. If at any time Customer is delinquent in the payment of any invoice or is otherwise in breach of this Agreement, Cisco may, in its discretion, and without prejudice to its other rights, withhold shipment (including partial shipments) of any order or may, at its option, require Customer to prepay for further shipments. Any sum not paid by Customer when due shall bear interest until paid at a rate of 1.5% per month (18% per annum) or the maximum rate permitted by law, whichever is less. Customer grants Cisco a security interest in Products purchased under this Agreement to secure payment for those Products purchased. If requested by Cisco, Customer agrees to execute financing statements to perfect this security interest.


  8.  Product Changes and Continuing Support.

  8.1 Modifications which do not affect the form, fit or function of a Product or which Cisco deems necessary to comply with specifications, changed safety standards or governmental regulations, to make the Product non-infringing with respect to any patent, copyright or other proprietary interest, or to otherwise improve the Product may be made at any time by Cisco without prior notice to or consent of Customer and such altered Product shall be deemed fully conforming. Cisco shall employ commercially reasonable efforts to announce, including by electronic posting, Product discontinuance or changes other than those set forth in the previous sentence at least ninety (90) days prior to the effective date of the changes (the "Announcement Period"). Customer may make a last-time purchase of such Products within the Announcement Period.

  8.2 Customer may propose modifications to Products to Cisco at any time. Cisco may in its sole discretion accept or reject any proposed modification. Unless expressly agreed in writing to the contrary, Cisco shall own all intellectual property rights, including patent, copyright and trade secret, to any proposed modification or the implementation thereof which is based on, adapts, relies upon, is made with reference to or uses any Proprietary Information of Cisco.

  8.3 In the event that Cisco discontinues the availability of a Product and no Product with equivalent or better functionality is available, Cisco shall make available either (a) spare parts and repair services for the Hardware portion of the discontinued Product for five (5) years from the date of announcement of the discontinuance; or (b) provide an opportunity for Customer to purchase a one-time supply of spare parts to support its reasonable, estimated requirements. Technical support for each revision of Cisco's standard Software for a Product shall be available for three (3) years from the date of first commercial shipment of such revision.


  9.  Proprietary Rights and Software Licensing.

  9.1 Subject to the terms and conditions of this Agreement, Cisco grants to Customer a non-exclusive, non-transferable license, (a) to use the Software for Customer's internal business use, and to create and provide Network Services to End Users in the Territory under the terms of Part (i) of Attachment III, with "End User" in Attachment III referring to Customer with respect to such use, and, (b) during the term of this Agreement, to market and distribute the Software, solely as permitted in Section 2 of this Agreement, in the Territory. The license granted herein shall be for use of the Software in object code format only and solely as provided in Part (i) of Attachment
  III. Customer may not sublicense to any person or entity (including its affiliates) its rights to distribute the Software.

  9.2 Customer shall provide a copy of the Software License Agreement (inclusive of Parts (i) and (ii)) (a copy of which is attached hereto as Attachment III) to each End User of the Software prior to installation of the Software. Customer agrees to notify Cisco promptly of any breach of the Software License Agreement and further agrees that it will diligently pursue or, at Cisco's request, assist Cisco to diligently pursue, an action against any third parties in breach of the license.


  10.  Limited Warranty.

  10.1 Hardware. Cisco warrants that for a period of ninety (90) days from the date of shipment from Cisco that the Hardware will be free from defects in material and workmanship under normal use. This limited warranty extends only to Customer as original purchaser. Customer's sole and exclusive remedy and the entire liability of Cisco and its suppliers under this limited warranty will be, at Cisco's or its service center's option, shipment of an advance replacement within five (5) working days at Cisco's expense, or a refund of the purchase price if the Hardware is returned to the party supplying it to Customer, if different than Cisco, freight and insurance prepaid. Cisco replacement parts used in Hardware repair may be new or equivalent to new. All articles must be returned in accordance with Cisco's then-current Return Material Authorization (RMA) procedure.

  10.2 Software. Cisco warrants that for a period of ninety (90) days from the date of shipment from Cisco: (a) the media on which the Software is furnished will be free of defects in materials and workmanship under normal use; and (b) the Software substantially conforms to its published specifications. Except for the foregoing, the Software is provided AS IS. This limited warranty extends only to Customer as the original licensee. Customer's sole and exclusive remedy and the entire liability of Cisco and its suppliers under this limited warranty will be, at Cisco or its service center's option, repair, replacement, or refund of the Software if reported (or, upon request, returned) to the party supplying the Software to Customer, if different than Cisco. In no event does Cisco warrant that the Software is error free or that Customer will be able to operate the Software without problems or interruptions.

  10.3 Cisco represents that Products which it has designated as "Year 2000 Compliant" (or Status Description "Green") as set forth in the "Compliance Table," (including accompanying Notes) located in Cisco's "Year 2000 Compliance" web pages beginning at http://www.cisco.com (the "Year 2000 Pages") are "Year 2000 Compliant," meaning that, as delivered to Customer:

     A. The Products accurately process data and time calculations before and during the years 1999 and 2000;

     B. All manipulation of time-related data yields the desired results for valid date values within the application domain;

     C. Date elements in those Products use four digit storage and indicate century to eliminate the chance for errors;

     D. If a date element exists without a century indication, the correct century continues to be unambiguous and produces accurate results; and

     E. Software accurately processes date and time data when used in conjunction with other Year 2000 compliant software products.

  Should a Product that is so identified as "Year 2000 Compliant" not be Year 2000 Compliant or should Cisco otherwise breach the foregoing representation, Cisco will, as Customer's sole and exclusive remedy, repair or replace the Product so that it becomes Year 2000 Compliant or, if Cisco is unable to repair or replace the Product to make it Year 2000 Compliant, Cisco will refund the purchase price of the Product paid to Cisco by Customer as depreciated or amortized by an equal annual amount over the lifetime of the Product, as established by Cisco, provided that Customer returns the Product to Cisco as originally delivered by Cisco (except for normal wear and tear) and pursuant to Cisco's then-current RMA policy. The foregoing representation and remedy shall only apply to Products returned prior to January 31, 2001, or to Products returned before the Products are no longer supported pursuant to Cisco's standard support policies, whichever event first occurs. Customer acknowledges that: (i) the Internet URL address and the web pages referred to above may be updated by Cisco from time to time and (ii) each Product ordered will be subject to Cisco's then-current "Year 2000 Pages."

  10.4 Resale. Notwithstanding any other provision hereof, Cisco's sole and exclusive warranty and obligation with respect to the Products resold hereunder are set forth in Cisco's Limited Warranty Statement delivered with
  the Product.   CUSTOMER SHALL NOT MAKE ANY WARRANTY COMMITMENT, WHETHER
  WRITTEN OR ORAL, ON CISCO'S BEHALF. Customer shall indemnify Cisco for any warranties made in addition to Cisco's standard warranty and for any misrepresentation of Cisco's reputation or Cisco's Products.

  10.5 Restrictions. The above warranties do not apply if the Product (a) has been altered, except by Cisco, (b) has not been installed, operated, repaired, or maintained in accordance with instructions supplied by Cisco, (c) has been subjected to abnormal physical or electrical stress, misuse, negligence, or accident, or (d) is used in ultrahazardous activities.

  10.6 DISCLAIMER OF WARRANTY. EXCEPT AS SPECIFIED IN THIS SECTION 10, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, AGAINST INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW. This disclaimer and exclusion shall apply even if the express warranty set forth above fails of its essential purpose.


  11.  Trademark Usage.

  11.1 Customer is permitted to use the name, logo, trademarks, and other marks of Cisco (collectively, the "Marks") for all proper purposes in the sale of Cisco Products to End Users and the performance of Customer's duties hereunder only so long as this Agreement is in effect. Customer's use of such Marks shall be in accordance with Cisco's policies including, but not limited to trademark usage and advertising policies, and be subject to Cisco's approval. Customer agrees not to attach to any Products any trademarks, trade names, logos, or labels other than an aesthetically proper label identifying the Customer, its location and its relationship to Cisco. Customer further agrees not to affix any Cisco Marks to products other than genuine Products.

  11.2 Customer shall have no claim or right in the Marks, including but not limited to trademarks, service marks, or trade names owned, used or claimed now or in the future by Cisco. Customer shall not make any claim to the Cisco Marks or lodge any filings with respect to such Marks or marks confusingly similar to the Marks, whether on behalf of Cisco or in its own name or interest, without the prior written consent of Cisco.


  12.  Confidential Information.

  12.1 "Confidential Information" to be disclosed by Customer under this Agreement is information regarding Customer's network operations and technical plans and marketing and financial data, and "Confidential Information" to be disclosed by Cisco under this Agreement is information posted on CCO as well as information regarding Cisco's hardware, software and service products, and technical, financial and marketing data.

  The Receiving Party may use the Confidential Information solely for the purpose of furtherance of the business relationship between the parties and shall not disclose the Confidential Information to any third party other than persons in the direct employ of the Receiving Party who have a need to have access to and knowledge of the Confidential Information solely for the purpose authorized above. Each party shall take appropriate measures by instruction and agreement prior to disclosure to such employees to assure against unauthorized use or disclosure.

  12.2 The Receiving Party shall have no obligation with respect to information which (i) was rightfully in possession of or known to the Receiving Party without any obligation of confidentiality prior to receiving it from the Disclosing Party; (ii) is, or subsequently becomes, legally and publicly available without breach of this Agreement; (iii) is rightfully obtained by the Receiving Party from a source other than the Disclosing Party without any obligation of confidentiality; (iv) is developed by or for the Receiving Party without use of the Confidential Information and such independent development can be shown by documentary evidence; (v) becomes available to the Receiving Party by wholly lawful inspection or analysis of products offered for sale;
  (vi) is transmitted by a party after receiving written notification from the other party that it does not desire to receive any further Confidential Information; (vii) is disclosed by the Receiving Party pursuant to a valid order issued by a court or government agency, provided that the Receiving Party provides (a) prior written notice to the Disclosing Party of such obligation and (b) the opportunity to oppose such disclosure. Upon written demand by the Disclosing Party, the Receiving Party shall: (i) cease using the Confidential Information, (ii) return the Confidential Information and all copies, notes or extracts thereof to the Disclosing Party within seven (7) days of receipt of demand, and (iii) upon request of the Disclosing Party, certify in writing that the Receiving Party has complied with the obligations set forth in this paragraph.

  12.3 The terms of confidentiality under this Agreement shall not be construed to limit either party's right to independently develop or acquire products without use of the other party's Confidential Information. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or agreement that the Receiving Party will not develop or have developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development. Further, either party shall be free to use for any purpose the residuals resulting from access to or work with such Confidential Information, provided that such party shall maintain the confidentiality of the Confidential Information as provided herein. The term "residuals" means information in non-tangible form, which may be retained by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals.

  12.4 Each party shall retain all right, title and interest to such party's Confidential Information. No license under any trademark, patent or copyright, or application for same which are now or thereafter may be obtained by such party is either granted or implied by the conveying of Confidential Information. The Receiving Party shall not reverse-engineer, decompile, or disassemble any software disclosed to it and shall not remove, overprint or deface any notice of copyright, trademark, logo, legend, or other notices of ownership from any originals or copies of Confidential Information it obtains from the Disclosing Party. CONFIDENTIAL INFORMATION IS PROVIDED "AS IS" WITH ALL FAULTS. IN NO EVENT SHALL THE DISCLOSING PARTY BE LIABLE FOR THE ACCURACY OR COMPLETENESS OF THE CONFIDENTIAL INFORMATION. None of the Confidential Information disclosed by the parties constitutes any representation, warranty, assurance, guarantee or inducement by either party to the other with respect to the infringement of trademarks, patents, copyrights; any right of privacy; or any rights of third persons.

  12.5 Neither party shall disclose, advertise, or publish the terms and conditions of this Agreement without the prior written consent of the other party. Any press release or publication regarding this Agreement is subject to prior review and written approval of the parties.


  13.  Patent and Copyright Infringement.

  13.1 Cisco will have the obligation and right to defend any claim, suit or proceeding brought against Customer so far as it is based on a claim that any Product supplied hereunder infringes a United States copyright or an existing United States patent (issued as of the Effective Date). Also, Cisco will indemnify Customer solely against final judgements entered in such a suit by a court of competent jurisdiction or proceeding and against settlements arising
  out of such a claim, suit, or proceeding.   Cisco's obligation specified in
  this paragraph will be conditioned on Customer's notifying Cisco promptly in writing of the claim and giving Cisco full authority, information, and assistance for the defense and settlement thereof. If such claim has occurred, or in Cisco's opinion is likely to occur, Customer agrees to permit Cisco, at its option and expense, either to (a) procure for Customer the right to continue using the Product; (b) to replace or modify the same so that it becomes non-infringing; or (c) if neither of the foregoing alternatives is reasonably available, immediately terminate Cisco's obligations (and Customer's rights) under this Agreement with regard to such Products, and, if Customer returns such Product to Cisco refund to Customer the price originally paid by Customer to Cisco for such Product as depreciated or amortized by an equal annual amount over the lifetime of the Product as established by Cisco.

  13.2 Notwithstanding the foregoing, Cisco has no liability for any claim based upon (a) the combination, operation, or use of any Product supplied hereunder with equipment, devices, or software not supplied by Cisco, (b) alteration or modification of any Product supplied hereunder or (c) Cisco's compliance with Customers designs, specifications or instructions. Cisco has no liability for any claim based upon alteration or modification of any Product supplied hereunder.

  13.3 Notwithstanding any other provisions hereof, Cisco shall not be liable for any claim based on Customer's use of the Products as shipped after Cisco has informed the Customer of modifications or changes in the Products required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of Cisco's suggestions.

  13.4 THE FOREGOING STATES THE ENTIRE OBLIGATION OF CISCO AND ITS SUPPLIERS WITH RESPECT TO INFRINGEMENT OF PROPRIETARY RIGHTS. THE FOREGOING IS GIVEN TO CUSTOMER SOLELY FOR ITS BENEFIT AND IN LIEU OF, AND CISCO DISCLAIMS, ALL WARRANTIES OF NON-INFRINGEMENT WITH RESPECT TO THE PRODUCTS.


  14. Term and Termination.

  14.1 This Agreement shall commence on the Effective Date and continue thereafter for a period of three (3) years, unless extended by written agreement of both parties or sooner terminated as set forth below. The term of each Attachment I and Attachment II shall be as stated in the respective attachment and subject to any additional termination provisions stated in such attachment; provided that upon any termination or expiration of this Agreement, both Attachment I and Attachment II shall terminate.

  14.2 Cisco may, upon twenty (20) days written notice, terminate this Agreement in the event there is an acquisition or transfer of a controlling interest in Customer.

  14.3 This Agreement (including Attachments I and II) may be terminated immediately by either party through written notice under any of the following conditions: Either party ceases to carry on business as a going concern, either party becomes the object of the institution of voluntary or involuntary proceedings in bankruptcy or liquidation, or a receiver is appointed with respect to a substantial part of its assets.

  14.4 This Agreement (and/or Attachment I and/or Attachment II) may be terminated immediately by either party through written notice if the other party breaches any of the material provisions of this Agreement and fails to remedy such breach within thirty (30) days after written notification by the other party of such breach. In the event that such breach is material to only the provisions of one Attachment, the permitted termination hereunder shall be with respect to the entire Agreement or the affected Attachment only.

  14.5 Notwithstanding the foregoing, this Agreement may be terminated immediately by Cisco in the event of Customer's breach of Section 9, Proprietary Rights and Software Licensing, or by either party in the event of the other party's breach of Section 12, Confidential Information.

  14.6 Upon termination of this Agreement, (a) Cisco reserves the right to cease all further deliveries due against existing orders unless Customer agrees to pay for such deliveries by certified or cashier's check prior to shipment, (b) all outstanding invoices immediately become due and payable by certified or cashier's check, and (c) subject to Section 23.7, all rights and licenses of Customer hereunder shall terminate except that Customer may continue to distribute, in accordance with normal business practices and the terms of this Agreement, Products shipped to it by Cisco prior to the date of termination.

  14.7 Additionally, upon termination of this Agreement Customer shall immediately return to Cisco all Confidential Information and data (including all copies thereof) then in Customer's possession or custody or control including, without limitation:

     A.  All technical materials and business plans supplied by Cisco;

     B.  All manuals covering Products; and

     C.  Any customer or prospect lists provided by Cisco.

  retaining only sufficient material to fulfill remaining orders and to service the installed base of customers as mutually agreed upon by Cisco and Customer.

  14.8 CUSTOMER AGREES IN THE EVENT OF TERMINATION OF THIS AGREEMENT (OR ATTACHMENT I AND/OR ATTACHMENT II) FOR ANY REASON, IT SHALL HAVE NO RIGHTS TO DAMAGES OR INDEMNIFICATION OF ANY NATURE RELATED TO SUCH TERMINATION (BUT NOT LIMITING ANY CLAIM FOR DAMAGES IT MIGHT HAVE ON ACCOUNT OF CISCO'S BREACH OF THIS AGREEMENT, EVEN IF THE BREACH GAVE RISE TO TERMINATION, SUCH LIABILITY BEING GOVERNED BY AND SUBJECT TO THE LIMITATIONS SET FORTH ELSEWHERE IN THIS AGREEMENT), SPECIFICALLY INCLUDING NO RIGHTS TO DAMAGES OR INDEMNIFICATION FOR COMMERCIAL SEVERANCE PAY, WHETHER BY WAY OF LOSS OF FUTURE PROFITS, EXPENDITURES FOR PROMOTION OF THE CISCO PRODUCTS, OR OTHER COMMITMENTS IN CONNECTION WITH THE BUSINESS AND GOOD WILL OF CUSTOMER. CUSTOMER EXPRESSLY WAIVES AND RENOUNCES ANY CLAIM TO COMPENSATION OR INDEMNITIES FOR ANY TERMINATION OF A BUSINESS RELATIONSHIP.


  15. Audit.

  Customer shall keep full, true, and accurate records and accounts, in accordance with generally-accepted accounting principles, of each Product purchased and deployed or distributed, including information regarding



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  Software usage and export.  Customer shall make these records available for audit by Cisco upon fifteen (15) days prior written notice, during regular business hours at Customer`s principal place of business.


  16. General Indemnity.

  16.1 Each party shall defend, indemnify and hold harmless the other, its corporate affiliates and their respective officers, directors, employees, and agents and their respective successors and assigns from and against any and all claims, losses, liabilities, damages, and expenses (including, without limitation, reasonable attorneys' fees), including without limitation, those based on contract or tort, arising out of or in connection with a claim, suit or proceeding brought by a third party or any person furnished by Cisco or Customer based on bodily injury (including death) or damage to tangible personal property (not including lost data) arising from the negligent or intentional acts or omissions of the indemnifying party or its subcontractors, or the officers, directors, employees, agents, successors and assigns of any of them. In the event that the indemnified party's negligent or intentional acts or omissions contributed to cause the injury or damage for which a claim of indemnity is being asserted against the indemnifying party hereunder, the damages and expenses (including, without limitation, reasonable attorneys' fees) shall be allocated or reallocated, as the case may be, between the indemnified party and the indemnifying party in such proportion as appropriately reflects the relative fault of the two parties, or their subcontractors or the officers, directors, employees, agents, successors and assigns of any of them, and the liability of the indemnifying party shall be proportionately reduced.

  16.2 The foregoing indemnification obligations are conditioned upon the indemnified party promptly notifying the indemnifying party in writing of the claim, suit, or proceeding for which the indemnifying party is obligated under this Section, cooperating with, assisting and providing information to, the indemnifying party as reasonably required, and granting the indemnifying party the exclusive right to defend or settle such claim, suit or proceeding.


  17. Export, Re-Export, and Transfer Controls.

  17.1 Customer hereby acknowledges that the Products and technology or direct products thereof (hereafter referred to as "Products and Technology"), supplied by Cisco hereunder are subject to export controls under the laws and regulations of the United States (U.S.). Customer shall comply with such laws and regulations and agrees not to export, re-export or transfer Products and Technology without first obtaining all required U.S. Government authorizations or licenses. Cisco and Customer each agree to provide the other such information and assistance as may reasonably be required by the other in connection with securing such authorizations or license, and to take timely action to obtain all required support documents.

    A. End-Use/User: Customer hereby certifies that none of the Products and Technology supplied by Cisco to Customer hereunder will be exported, re-exported, or otherwise transferred by Customer:

        A.1 to a U.S. embargoed or highly restricted destination, (15 United States Code of Federal Regulations ("CFR") Part 746)

        A.2 to use by or for any military end-user, or in any military end-use located in or operating under the authority of any country identified in Country Group D1 under 15 CFR, Supplement No. 1 to Part 740, (15 CFR
        Part 740)

        A.3 to, or made available by Customer for use by or for, any entity that is engaged in the design, development, production, stockpile or use of nuclear, biological or chemical weapons or missiles, (15 CFR Part
        744)

        A.4 to parties on any of the U.S. Government's lists of denied persons, (15 CFR Part 764)


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

     without first obtaining all required U.S. Government authorizations or licenses.

     B. Customer's obligation under this clause shall survive the expiration or termination of this Agreement.

     C. Customer agrees to maintain a record of exports, re-exports, and transfers of the Products and Technology for five years and to forward within that time period any required records to Cisco or, at Cisco's request, the U.S. Government. Customer agrees to permit audits by Cisco or the U.S. Government as required under the regulations to ensure compliance with this Agreement.



  18.  Force Majeure.

  Except for the obligation to pay monies due and owing, neither party shall be liable for any delay or failure in performance due to events outside the defaulting party's reasonable control, including without limitation, acts of God, earthquake, labor disputes, shortages of supplies, riots, war, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control. The obligations and rights of the excused party shall be extended on a day to day basis for the time period equal to the period of excusable delay.


  19.  Compliance with Laws.

  19.1 Cisco shall comply with all standards that Cisco has placarded on the Products and shall comply with all U.S. federal and state laws and regulations applicable to the manufacture and operation of the Products, not including non-mandatory standards body recommendations. Cisco shall not be responsible for noncompliance with laws arising out of combination, operation or use of the Products with Products not supplied by Cisco where use of the Products without such combination, operation or use would be in compliance with such laws. In the event of any third party claim against Customer relating to the foregoing, Cisco shall provide reasonable information and assistance in the resolution of the claim.

  19.2 Except as set out in Section 19.1, Customer shall obtain all licenses, permits and approvals required by any government and shall comply with all applicable laws, rules, policies and procedures including requirements applicable to the use of Products under telecommunications and other laws and regulations, of any government where the Products are to be sold or deployed (collectively, "Applicable Laws"). Customer will indemnify and hold harmless Cisco for any violation or alleged violation by Customer of any Applicable Laws. Customer hereby represents and warrants that: a) it shall comply with all Applicable Laws; and b) it shall not act in any fashion or take any action or permit or authorize any action which will render Cisco liable for a violation of the U.S. Foreign Corrupt Practices Act, which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist it or Cisco in obtaining or retaining business and (i) it will not violate or cause Cisco to violate such act in connection with the sale or distribution of Cisco Products and/or services; and (ii) it will notify Cisco in writing if any of its owners, partners, principals, officers, and employees are or become during the term of this Agreement officials, officers or representatives of any government or political party or candidates for political office. Customer shall use reasonable efforts to regularly and continuously inform Cisco of any requirements of laws, statutes, ordinances, governmental authorities directly or indirectly affecting this Agreement, the sale, use and distribution of Products or Cisco's trade name, trademarks or other commercial, industrial or intellectual property interests, including, but not limited to, certification of the Products from the proper authorities in the Territory.


  20.  Limitation of Liability.

  NOTWITHSTANDING ANYTHING ELSE HEREIN, ALL LIABILITY OF CISCO AND ITS SUPPLIERS UNDER THIS AGREEMENT OR OTHERWISE SHALL BE LIMITED TO THE MONEY PAID TO CISCO


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

  UNDER THIS AGREEMENT DURING THE SIX (6) MONTH PERIOD PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY. THIS LIMITATION OF LIABILITY IS CUMULATIVE AND NOT PER INCIDENT.


  21.  Consequential Damages Waiver.

  EXCEPT FOR CUSTOMER'S BREACH OF SECTION 9, PROPRIETARY RIGHTS AND SOFTWARE LICENSING OR SECTION 17, EXPORT, RE-EXPORT, AND TRANSFER CONTROLS, OR EITHER PARTY'S BREACH OF SECTION 12, CONFIDENTIAL INFORMATION, IN NO EVENT SHALL EITHER PARTY OR ITS SUPPLIERS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR LOST DATA, OR ANY OTHER INDIRECT DAMAGES, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF SUCH PARTY OR ITS SUPPLIERS HAVE BEEN INFORMED OF THE POSSIBILITY THEREOF.


  22.  Notices.

  All notices required or permitted under this Agreement will be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile (followed by the actual document in air mail/air courier);
  (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or six (6) days for international mail); or (d) one (1) day after deposit with a commercial express courier specifying next day delivery (or two (2) days for international courier packages specifying 2-day delivery), with written verification of receipt.
  All communications will be sent to the addresses set forth on the cover sheet of this Agreement or such other address as may be designated by a party by giving written notice to the other party pursuant to this paragraph.


  23.  General.

  23.1 CHOICE OF LAW. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of California, United States of America, as if performed wholly within the state and without giving effect to the principles of conflict of law. The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods.

  23.2 NO WAIVER. No waiver of rights under this Agreement by either party shall constitute a subsequent waiver of this or any other right under this Agreement.

  23.3 ASSIGNMENT. Neither this Agreement nor any rights under this Agreement, other than monies due or to become due, shall be assigned or otherwise transferred by Customer (by operation of law or otherwise) without the prior written consent of Cisco. Cisco shall have the right to assign all or part of this Agreement without Customer's approval. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties.

  23.4 SEVERABILITY. In the event that any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for either party, as determined by such Party in its sole discretion, then the affected party may terminate this Agreement by written notice to the other.

  23.5 ATTORNEYS FEES. In any suit or proceeding relating to this Agreement, the prevailing party will have the right to recover from the other its costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit of proceeding, including costs, fees and expenses upon


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

  appeal, separately from and in addition to any other amount included in such judgement. This provision is intended to be severable from the other provisions of this Agreement, and shall survive and not be merged into any such judgement.

  23.6 NO AGENCY. This Agreement does not create any agency, partnership, joint venture, or franchise relationship. Neither party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

  23.7   SURVIVAL.  Sections 8.3, 10, 12, 14, 15, 16, 17, 18, 20, 21, and 23,
  and the license to use the Software set out in Section 9 and Part (i) of Attachment III (subject to the termination provisions set forth in Part (i) of Attachment III) shall survive termination of this Agreement.


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